Exhibit 99.2

Investor Update - January 18, 2017

Note to Investors
This abbreviated Investor Update is being provided to communicate selected actual fourth quarter 2016 consolidated operating statistics. It also includes forecasted consolidated passenger unit revenue (PRASM), total unit revenue (RASM), unit cost excluding fuel (CASMex), estimated economic fuel cost per gallon for the quarter, expected consolidated non-operating expense, and expected weighted-average basic and diluted share counts. Additionally, forecasted consolidated information includes Virgin America Inc. (Virgin America) data for the period from December 14, 2016 through December 31, 2016, and the estimated impact of purchase accounting at December 14, 2016 at which time Virgin America became a wholly-owned subsidiary of Alaska Air Group.

Unit revenue, unit cost and other financial forecasts are estimates only. Actual amounts reported may differ and are dependent on our normal quarter-end closing process.

A full Investor Update with information about fuel hedge positions, planned capital expenditures, fleet information, and share repurchase activity will be provided in connection with our fourth quarter earnings release scheduled for February 8, 2017.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Information about Non-GAAP Financial Measures
This update includes forecasted operational and financial information for our consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”
We are providing unaudited information about our fuel costs on an "economic basis". Management believes it is useful to compare results between periods on this basis. Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2015, as well as in other documents filed by Alaska Air Group with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

On December 14, 2016 Virgin America became a wholly-owned subsidiary of the Company. Fourth quarter statistics and forecast information includes Virgin America data for the period December 14, 2016 through December 31, 2016, and the estimated impacts of purchase accounting as of December 14, 2016.

Fourth Quarter 2016 Statistics

Q4 2016
Revenue passengers (in thousands)	8,752
Traffic (RPMs in millions)	9,640
Capacity (ASMs in millions)(a)	11,407

(a)	Virgin America operational data from the period December 14, 2016 through December 31, 2016 resulted in an increase to Consolidated Capacity of 758 million ASMs.

Forecast Information
Due to the fact that the fourth quarter 2016 information includes Virgin America financial and operational data for the period December 14, 2016 through December 31, 2016, the year-over-year comparability is affected. We are presenting legacy Air Group prior-year information in the table below. Year-over-year percentage changes for the periods presented are not meaningful.

	Forecast Q4 2016	Actual Q4 2015
Passenger revenue per ASM (cents) (a)	11.24¢ - 11.29¢	11.39¢
Revenue per ASM (cents) (a)	13.31¢ - 13.36¢	13.32¢
Cost per ASM excluding fuel and special items (cents) (a)	8.45¢ - 8.50¢	8.48¢
Fuel gallons (000,000)	144	131
Economic fuel cost per gallon(b)	$1.68	$1.62

(a)
Virgin America financial and operational data from the period December 14, 2016 through December 31, 2016 resulted in an increase to Consolidated PRASM of approximately 0.04 cents, a decrease to Consolidated RASM of approximately 0.02 cents, and a decrease to Consolidated CASMex of approximately 0.05 cents.

(b)
Our economic fuel cost per gallon estimate for the fourth quarter includes the following per-gallon assumptions:  crude oil cost - $1.24 ($52 per barrel); refining margin - 34 cents; cost of settled hedges - 3 cents, with the remaining difference due to taxes and other into-plane costs.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $10 million in the fourth quarter of 2016.

Share Count
We expect our weighted-average diluted share counts to be approximately 124.1 million, respectively, for the fourth quarter of 2016.

Special Items
We expect to record merger-related costs of approximately $82 million. Merger-related costs will be excluded from our adjusted earnings and costs per ASM.

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